Exhibit 99.3

SIRENZA UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information gives effect to the acquisition of ISG by Sirenza accounted for as a business combination, using the purchase method of accounting and the acquisition of certain assets and liabilities of Vari-L Company, Inc. (“Vari-L”) by Sirenza using the purchase method of accounting. Under the purchase method of accounting, the purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair values. Independent valuation specialists conducted an independent valuation of a significant portion of these assets, which has been considered in preparing the following unaudited pro forma condensed combined financial information. Estimates of the fair values of the acquired assets and liabilities of ISG and Vari-L have been combined with the recorded values of the assets and liabilities of Sirenza in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined balance sheet as of September 30, 2004 gives effect to the acquisition of ISG by Sirenza as if the acquisition occurred on September 30, 2004. The Sirenza consolidated balance sheet information included in the unaudited pro forma condensed combined balance sheet as of September 30, 2004 was derived from Sirenza’s unaudited September 30, 2004 consolidated balance sheet, and includes the effects of the acquisition of certain assets and liabilities of Vari-L by Sirenza, which was consummated on May 5, 2003. The ISG balance sheet information included in the unaudited pro forma condensed combined balance sheet as of September 30, 2004 was derived from ISG’s unaudited September 30, 2004 balance sheet.

The unaudited pro forma condensed combined statement of operations for the fiscal year ended December 31, 2003 gives pro forma effect to the acquisition of ISG by Sirenza and pro forma effect to the acquisition of certain assets and liabilities of Vari-L by Sirenza as if the transactions were consummated on January 1, 2003. The information included in the unaudited pro forma condensed combined statement of operations for the fiscal year ended December 31, 2003 includes the condensed consolidated statement of operations of Sirenza for the year ended December 31, 2003 and the statement of operations of ISG for the year ended March 31, 2004, which were derived from their respective audited statements of operations for each of those years. The acquisition of certain assets and liabilities of Vari-L by Sirenza was completed on May 5, 2003. The unaudited pro forma condensed combined statement of operations for the fiscal year ended December 31, 2003 includes the unaudited pro forma condensed statement of operations of Vari-L from January 1, 2003 through May 5, 2003 (the consummation date of the acquisition of certain assets and liabilities of Vari-L by Sirenza).

The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2004 gives pro forma effect to the acquisition of ISG by Sirenza as if the transaction was consummated on January 1, 2003. The information included in the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2004 includes the condensed consolidated statement of operations of Sirenza for the nine months ended September 30, 2004 and the statement of operations of ISG for the nine months ended September 30, 2004, which were derived from their respective unaudited statements of operations for such periods. Due to the different fiscal years, ISG’s results of operations for the three months ended March 31, 2004 have been included in both the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2003 and in the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2004. ISG’s unaudited condensed statement of operations for the three months ended March 31, 2004 was as follows (in thousands):

Net revenues	$1,979

Cost of sales	1,366

Gross profit	613

Research and development	392
Sales and marketing	176
General and administrative	322

Total operating expenses	890

Loss from operations	(277)

Interest income and other, net	(23)

Loss before income taxes	(300)

Benefit from income taxes	(123)

Net loss	$(177)

The unaudited pro forma condensed combined financial information has been prepared by Sirenza’s management for illustrative purposes only. The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of the financial position or results of operations in future periods or the results that actually would have been realized had Sirenza, ISG and Vari-L been a combined company during the specified periods. Additionally, the unaudited pro forma results do not give effect to any potential costs savings or other synergies that could result from the combination of Sirenza and ISG or that could have resulted had Sirenza and Vari-L combined on January 1, 2003 instead of May 5, 2003. The pro forma adjustments are based on the information available at the time of this Amended Current Report on Form 8-K/A. The unaudited pro forma condensed combined financial information, including the notes thereto, is qualified in its entirety by reference to, and should be read in conjunction with, the historical consolidated financial statements of Sirenza included in its Form 10-K filed on March 24, 2004 and most recent Form 10-Q filed on November 12, 2004 with the SEC, the historical financial statements of Vari-L included in Sirenza’s Form 8-K filed with the SEC on January 30, 2004, and the historical financial statements of ISG included in this Form 8-K/A.

SIRENZA MICRODEVICES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2004

(In thousands)

	Historical		Pro Forma Adjustments		Pro Forma Combined
	Sirenza	ISG
Assets
Current assets:
Cash and cash equivalents	$10,522	$654	$(6,869	)(1)	$4,307
Accounts receivable, net	8,428	1,898	—		10,326
Inventories	9,831	590	289	(2)	10,710
Deferred tax assets, net	—	248	(248	)(3)	—
Other current assets	707	78	—		785

Total current assets	29,488	3,468	(6,828)		26,128

Property and equipment, net	8,475	136	(26	)(4)	8,585
Long-term investments	6,022	—	—		6,022
Investment in GCS	4,600	—	—		4,600
Other non-current assets	1,408	—	—		1,408
Net deferred tax assets, non-current	—	156	(156	)(3)	—
Acquisition-related intangibles, net	4,364	—	2,930	(5)	7,294
Goodwill	4,219	—	1,083	(6)	5,302

Total assets	$58,576	$3,760	$(2,997)		$59,339

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$4,519	$1,216	$—		$5,735
Payable to related party	—	3	—		3
Loss on unconditional purchase obligations	—	211	—		211
Accrued compensation and other expenses	3,328	423	789	(7)	4,540
			(42	)(8)	(42)
Deferred margin on distributor inventory	1,301	—	—		1,301
Accrued restructuring	366	76	(43	)(9)	399
			310	(10)	310
Capital lease obligations, current portion	73	—	—		73

Total current liabilities	9,587	1,929	1,014		12,530
Other long-term liabilities	18	—	—		18

Total liabilities	9,605	1,929	1,014		12,548

Stockholders’ equity:
Common stock	35	6	(6	)(11)	35
Preferred stock	—	3,757	(3,757	)(11)	—
Additional paid-in capital	135,578	—	—		135,578
Deferred stock compensation	—	—	—		—
Accumulated deficit	(86,477)	(1,932)	1,932	(11)
			(2,180	)(12)	(88,657)
Treasury stock, at cost	(165)	—	—		(165)

Total stockholders’ equity	48,971	1,831	(4,011)		46,791

Total liabilities and stockholders’ equity	$58,576	$3,760	$(2,997)		$59,339

SIRENZA MICRODEVICES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENT OF OPERATIONS

FOR THE FISCAL YEAR ENDED DECEMBER 31, 2003

(In thousands, except per share data)

	Historical			Pro Forma Adjustments		Pro Forma Combined
	Sirenza	ISG	Vari-L
Net revenues	$38,510	$9,402	$5,620	$—		$53,532
Cost of revenues:
Cost of product revenues	21,246	6,208	4,036	—		31,490
Amortization of deferred stock compensation	90	—	—	—		90
Gain on reimbursement for destroyed inventory	—	(561)	—	—		(561)

Total cost of revenues	21,336	5,647	4,036	—		31,019

Gross profit	17,174	3,755	1,584	—		22,513

Operating expenses:
Research and development	8,611	1,551	902	—		11,064
Sales and marketing	6,365	919	831	—		8,115
General and administrative	6,696	1,023	1,733	—		9,452
Amortization of deferred stock compensation	541	—	—	—		541
Amortization of acquisition-related intangible assets	1,213	—	—	957	(13)	2,170
Restructuring	434	—	—	—		434
Expenses related to workforce reductions and the proposed transaction with Sirenza	—	—	566	—		566
Expenses relating to accounting restatements and related legal matters, net of recoveries	—	—	45	—		45

Total operating expenses	23,860	3,493	4,077	957		32,387

Income (loss) from operations	(6,686)	262	(2,493)	(957)		(9,874)

Interest expense	39	—	483	—		522
Interest income and other, net	422	3	378	—		803

Income (loss) before taxes	(6,303)	265	(2,598)	(957)		(9,593)

Provision for (benefit from) income taxes	(125)	109	—	(109	)(14)	(125)

Net income (loss)	$(6,178)	$156	$(2,598)	$(848)		$(9,468)

Net loss per share
Basic	$(0.19)	$—	$—	$—		$(0.28	)(7)

Diluted	$(0.19)	$—	$—	$—		$(0.28	)(7)

Shares used to compute net loss per share
Basic	32,383	—	—	1,127		33,510
Diluted	32,383	—	—	1,127		33,510

SIRENZA MICRODEVICES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004

(In thousands, except per share data)

	Historical		Pro Forma Adjustments		Pro Forma Combined
	Sirenza	ISG
Net revenues	$46,191	$8,088	$—		$54,279

Cost of revenues	23,607	5,965	—		29,572

Gross profit	22,584	2,123	—		24,707

Operating expenses:
Research and development	6,777	1,165	—		7,942
Sales and marketing	5,883	447	—		6,330
General and administrative	5,938	873	—		6,811
Amortization of deferred stock compensation	3	—	—		3
Amortization of acquisition-related intangible assets	1,165	—	334	(15)	1,499
Restructuring	(98)	—	—		(98)

Total operating expenses	19,668	2,485	334		22,487

Income (loss) from operations	2,916	(362)	(334)		2,220

Interest expense	12	—	—		12
Interest income and other, net	152	(22)	—		130

Income (loss) before taxes	3,056	(384)	(334)		2,338

Provision for (benefit from) income taxes	135	(158)	158	(14)	135

Net income (loss)	$2,921	$(226)	$(492)		$2,203

Net income per share
Basic	$0.08				$0.06

Diluted	$0.08				$0.06

Shares used to compute net income per share
Basic	34,446				34,446
Diluted	37,270				37,270

SIRENZA MICRODEVICES, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL INFORMATION

Note 1: ISG Acquisition

Effective December 16, 2004, Sirenza, a Delaware corporation, completed the acquisition of ISG, a California corporation pursuant to the terms of an Agreement and Plan of Reorganization, by and among Sirenza, Comet Acquisition Corporation, a California corporation and wholly owned subsidiary of Sirenza, ISG, California Eastern Laboratories, a California corporation (“CEL”), U.S. Bank, N.A. as escrow agent, and CEL as securityholder agent (the “Merger Agreement”). Prior to the acquisition, ISG designed RF gateway module and IC products to enable the delivery of broadband communication services to the home.

The preliminary purchase price consisted of approximately $6.9 million in cash paid at closing and estimated direct transaction costs of approximately $789,000 for a total preliminary purchase price of $7.7 million. Additional cash consideration of up to $7.15 million may become due and payable by Sirenza upon the achievement of margin contribution objectives attributable to sales of selected products for periods through December 31, 2007. To the extent sales of the selected products achieve a minimum gross margin percentage, Sirenza will be required to make additional payments to the shareholders of ISG for a portion or all of the gross profit earned on such sales, up to a pre-defined maximum, as outlined below. The future cash payout of additional consideration, if any, will be payable in the quarter following the end of the applicable earn-out period, as outlined below, and will be recorded as additional goodwill. The range of possible payment is as follows (in thousands):

	Possible Payment Range
Earn-out Period	Low End of Range	High End of Range
Fiscal year ending December 31, 2005	$—	$1,150
Fiscal year ending December 31, 2006	$—	$3,000
Fiscal year ending December 31, 2007	$—	$3,000

	$—	$7,150

The acquisition has been accounted for under the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations.” Under the purchase method of accounting, the purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair values. Preliminary estimates based on Sirenza’s best estimates of the fair values of the assets and liabilities of ISG have been combined with the recorded values of the assets and liabilities of Sirenza in the unaudited pro forma condensed combined financial information.

The allocation of the purchase price is preliminary until finalization of all direct transaction cost and pre-acquisition contingencies. Sirenza has identified a pre-acquisition contingency related to certain inventory products that are to be used for a specific application for which ISG was not qualified by the customer to manufacture such products as of the consummation date of the acquisition. Prior to the closing of the acquisition, ISG had accrued approximately $358,000 for a potential loss in the event this inventory is not sold. To the extent Sirenza determines it is unable to sell this inventory because of a lack of qualification, an additional accrual of up to $350,000 would be required. Likewise, to the extent Sirenza is able to sell this inventory for this specific application, a reduction to the accrual of up to $358,000 would be required. Adjustments to the aforementioned inventory accrual related to this specific contingency prior to December 16, 2005, the estimated end of the allocation period, will be included in the allocation of the purchase price, resulting in an increase or decrease to goodwill. Any adjustment to the aforementioned inventory accrual subsequent to December 16, 2005 or related to events occurring subsequent to December 16, 2004 will be included in the determination of net income in the period in which the adjustment is determined.

Sirenza does not anticipate direct transaction costs to be materially different than the current estimate of $789,000.

The allocation of the preliminary purchase price is summarized below (in thousands):

Cash	$654
Accounts Receivable	1,898
Inventories	879
Other current assets	78
Property, plant and equipment	110
Accounts payable	(1,216)
Payable to related party (CEL)	(3)
Accrued payroll and related benefits	(328)
Loss on unconditional purchase obligations	(211)
Accrued restructuring	(33)
Other accrued liabilities	(53)

Fair value of net tangible assets acquired	$1,775
In-process research and development	2,180
Amortizable intangible assets:
Developed product technology	1,970
Core technology leveraged	860
Customer relationships	100
Goodwill	1,083
Restructuring	(310)

Total	$7,658

Of the total estimated purchase price, approximately $1.1 million was allocated to goodwill. Goodwill represents the excess of the purchase price of an acquired business over the fair value of the underlying net tangible and intangible assets. The goodwill resulting from this acquisition is not deductible for tax purposes.

In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” goodwill will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). In the event that Sirenza management determines that the goodwill has become impaired, Sirenza will incur an accounting charge for the amount of impairment during the period in which the determination is made.

Note 2: Vari-L Acquisition

On May 5, 2003, Sirenza acquired substantially all of the assets of Vari-L and assumed specified liabilities of Vari-L in exchange for approximately 3.3 million shares of Sirenza common stock, valued at approximately $4.7 million, approximately $9.1 million in cash and incurred $2.4 million in estimated direct transaction costs for an aggregate purchase price of $16.2 million. The fair value of Sirenza’s common stock issued in connection with the Vari-L acquisition was derived using an average market price per share of Sirenza common stock of $1.43, which was based on an average of the closing prices for a range of three trading days (April 30, 2003, May 1, 2003 and May 2, 2003) prior to the closing date of the acquisition. Of the $9.1 million in cash, approximately $3.8 million was paid to Vari-L at closing and $5.3 million related to loans Sirenza made to Vari-L prior to the closing. All of the $5.3 million of Vari-L loans have been included in the calculation of the purchase price of Vari-L. Sirenza’s results of operations include the effect of Vari-L subsequent to May 5, 2003. Vari-L was a designer and manufacturer of RF and microwave components and devices for use in wireless communications. The acquisition strengthened Sirenza’s product portfolio of RF components, in particular, signal source processing and aerospace and defense products and enabled Sirenza to achieve significant cost synergies in the highly competitive wireless communication RF component industry.

Sirenza allocated the purchase price of its acquisition of Vari-L to the tangible assets, liabilities and intangible assets acquired, based on their estimated fair values. The excess purchase price over those fair values has been recorded as goodwill. The fair value assigned to intangible assets acquired was determined through established valuation techniques using estimates made by management.

The allocation of the purchase price is summarized below (in thousands):

Accounts receivable	$2,202
Inventories	2,018
Other current assets	96
Property and equipment, net	3,660
Accounts payable	(817)
Accrued liabilities	(483)
Capital lease obligations	(7)

Fair value of net tangible assets acquired	$6,669
Amortizable intangible assets:
Developed product technology	4,840
Customer relationships	870
Committed customer backlog	310
Goodwill	3,511

Total	$16,200

Note 3: Pro Forma Adjustments

Pro forma adjustments are necessary to reflect the estimated purchase price for the ISG acquisition, to adjust amounts related to ISG’s tangible and intangible net assets to the preliminary estimate of their fair value, to reflect the amortization expense related to the estimated amortizable intangible assets, and to reflect the income tax effect related to the pro forma adjustments.

Pro forma adjustments are also required to reflect the impact of amortization expense of acquired intangible assets related to the acquisition of certain assets and liabilities of Vari-L for the period in the accompanying statement of operations prior to the closing of the Vari-L acquisition.

There were no inter-company balances or transactions between Sirenza and ISG or between Sirenza and Vari-L for the periods presented.

The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

(1)	Adjustment to reflect cash consideration of approximately $6.9 million paid by Sirenza to the shareholders of ISG.

(2)	To adjust the historical amount of ISG’s inventory to its estimated fair value.

(3)	To adjust the pro forma deferred tax assets of the combined company.

(4)	To adjust the historical amount of ISG net property and equipment to its estimated fair value.

(5)	Adjustment to reflect the preliminary estimate of the fair value of ISG intangible assets acquired of approximately $2.9 million. Those assets consist of developed product technology, core technology leveraged and a customer relationship.

(6)	Adjustment to reflect the preliminary estimate of the fair value of ISG goodwill of approximately $1.1 million.

(7)	Adjustment to reflect estimated ISG direct transaction costs of $789,000.

(8)	To adjust the historical amount of certain accrued liabilities of ISG to the estimated fair value.

(9)	To adjust the historical amount of accrued restructuring of ISG to its estimated fair value.

(10)	Adjustment to reflect ISG employee termination costs and duplicative facilities costs in accordance with Emerging Issues Task Force Issue No. 95-3.

(11)	Adjustment to eliminate ISG’s historical shareholders’ equity.

(12)	Adjustment to reflect the preliminary estimate of the fair value of ISG in-process research and development of approximately $2.2 million. Sirenza recorded an immediate write-off of in-process research and development at the consummation of the acquisition of ISG. The unaudited pro forma condensed combined statements of operations do not include the estimated charge for in-process research and development of approximately $2.2 million since it is considered a non-recurring charge.

(13)	Adjustment to reflect the amortization of intangible assets of approximately $445,000 related to the acquisition of ISG by Sirenza and to reflect the amortization of intangible assets of approximately $512,000 related to the acquisition of certain assets and liabilities of Vari-L by Sirenza.

The intangible assets related to the acquisition of ISG will be amortized over the estimated period in which the related revenues are anticipated to be recognized, or between 49 and 73 months. The estimated effect on Sirenza’s results of operations of intangible asset amortization related to the acquisition of ISG is estimated to be as follows (in thousands):

Year 1	$445
Year 2	798
Year 3	687
Year 4	530
Year 5	318
Thereafter	152

Total	$2,930

Intangible assets related to the acquisition of certain assets and liabilities of Vari-L are being amortized on a straight-line basis over a period of between 12 and 68 months, which represents the estimate useful life of those intangible assets.

(14)	To reflect the estimated tax provision of the combined companies.

(15)	Adjustment to reflect the amortization of intangible assets of approximately $334,000 related to the acquisition of ISG by Sirenza.

Note 4: Pro Forma Earnings Per Share

The pro forma basic and diluted loss per share for the fiscal year ended December 31, 2003 is based on the historical weighted average number of shares of Sirenza common stock outstanding adjusted for the weighted average impact of approximately 3.3 million shares issued in connection with the acquisition of certain assets and liabilities of Vari-L, assuming the transaction closed on January 1, 2003.

Note 5: Unusual, Infrequent or Non-recurring Charges

The unaudited pro forma financial information above includes the following material, unusual, infrequent or non-recurring charges related to the fiscal year ended December 31, 2003: relocation costs to move Sirenza personnel and its manufacturing operations to Broomfield, Colorado of $1.1 million, Sirenza restructuring charges of $434,000, Vari-L expenses related to workforce reductions of $566,000, Vari-L proceeds from the sale of life insurance contracts of $368,000, an ISG gain related to sales discounts not redeemed of $511,000 and an ISG gain related to the reimbursement of written-down inventories due to a factory fire at a subcontractor of approximately $561,000.

Reclassifications

Certain amounts in ISG’s historical condensed financial information and Vari-L’s historical condensed financial information have been reclassified to conform to Sirenza’s historical consolidated financial statement presentation.